EXHIBIT 10.19

QUANEX BUILDING PRODUCTS CORPORATION

KEY LEADER

STOCK AND/OR CASH SETTLED

PERFORMANCE UNIT AWARD AGREEMENT

[GRANTEE NAME]

Grantee

Date of Award:	<< >>

Number of Performance Units Granted:	<< >>

Target Value of Performance Units:	<< >>

AWARD OF PERFORMANCE UNITS

1.	GRANT OF PERFORMANCE UNITS. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as amended (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above, the number of Performance Units set forth above in accordance with the formulas below, on the terms and conditions set forth in this Performance Unit Award Agreement (this “Agreement”).

Each Performance Unit provides you an opportunity to receive shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and/or to earn a cash payment based upon attainment of the Performance Goals during the Performance Period. For purposes of this Agreement, the term “Performance Period” means the [    ]-year period beginning [            ], and ending [            ] (the “Ending Date”) and the term “Performance Goals” means the attainment of the following goals:

	[Performance Goal A][1]		[Performance Goal B]
Maximum Milestone	[	]	[	]
Target Milestone	[	]	[	]
Threshold Milestone	[	]	[	]

This Award shall “vest” on the date on which the Committee certifies that the Performance Goals have been satisfied or, if earlier, on the date you are otherwise entitled to receive a payment under Section 5 of this Agreement. The Target Value of each Performance Unit shall be equal to $[            ].

[1]	This chart, and the use of the terms “Performance Goal A” and “Performance Goal B” throughout this model form, are for illustration purposes only. The number of separate performance goals to be used, the values and milestones attributable to each performance goal, and the specific performance criteria underlying each performance goal, will be determined by the Committee in connection with each grant of Performance Units.

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2.	AWARD MODIFIER. The value of the Performance Units granted hereby shall be the Target Value set forth above multiplied by the award modifier set forth below (the “Award Modifier”). For purposes of this Agreement, this value shall be referred to as the “Vested Value”.

[Performance Goal A]

[    ]% of the Award Modifier will be determined based on [Performance Goal A].

The following table shows the requisite performance for this portion of the Award.

	[Performance Goal A]		Award Modifier
Maximum Milestone	[	]	[	]%
Target Milestone	[	]	[	]%
Threshold Milestone	[	]	[	]%

Performance below the threshold milestone will result in 0% Award Modifier for this portion of the award. The Award Modifier will be interpolated for performance between threshold and target milestones, and target and threshold milestone.

[Performance Goal B]

The final [    ]% of the Award Modifier will be determined based on [Performance Goal B]. The following table shows the requisite performance for this portion of the Award.

	[Performance Goal B]		Award Modifier
Maximum Milestone	[	]	[	]%
Target Milestone	[	]	[	]%
Threshold Milestone	[	]	[	]%

The Committee’s determinations with respect to the Performance Period for purposes of this Agreement shall be binding upon all persons. The Committee may decrease, but may not increase the amount payable under this Agreement.

3.	PAYMENT. The total value (the “Earned Amount”) owed to you in connection with this Agreement will be determined by multiplying the number of Performance Units by the Vested Value. Except as otherwise expressly provided herein, the total value owed to you based on the calculations set forth above will be paid to you [ ]% in cash (the “Cash Payment”) and [ ]% in common stock of the Company (the “Stock Issuance”).

Stock Issuance

The number of shares (if any) to be issued in connection with the Stock Issuance (the “Shares”) shall be calculated by multiplying the Earned Amount by [    ]%, and then dividing this number by the average Fair Market Value of the Common Stock for the last ten trading days immediately prior to the Ending Date.

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Cash Payment

The amount of cash (if any) to be issued in connection with the Cash Payment shall be calculated by multiplying the Earned Amount by [    ]%.

Any amount payable to you pursuant to this Agreement will be paid to you by the legal entity that is a member of the Company Group (as defined below) and that is classified as your employer (the “Employer”) as soon as administratively practicable following the date of the Committee’s certification that the Performance Goals have been satisfied, but no later than March 15 of the calendar year following the calendar year in which the Ending Date occurs (the “Payment Date”). With respect to the Stock Issuance (if any), the Company, on behalf of the Employer, shall cause the Shares to be issued to you on the Payment Date. The Shares that may be issued to you under this Agreement, and the Cash Payment made to you under this Agreement, will be issued and made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or this Agreement.

Upon the issuance of Shares pursuant to this Agreement, such Shares shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).

4.	EXAMPLE CALCULATION

Assume the following:

•	Performance Unit Grant of 1,000 units

•	Threshold, Target, and Maximum Award Modifiers of 50%, 100%, and 200% respectively

•	[Performance Goal A] performance at [ ] (precisely halfway between the Target and Maximum Milestones)

•	Performance of [ ] for [Performance Goal B] (precisely the Target Milestone)

•	Performance Goals are equally weighted.

•	Payment is to be made 50% in Cash and 50% in Common Stock

•	Target Value is $100

•	The average Fair Market Value of the Common Stock for the last ten trading days immediately prior to the Ending Date is $25

The total value of Performance Units to vest would be the following:

[Performance Goal A] Award Modifier:

500 Performance Units x 150% Award Modifier x $100 = $75,000 in value

[Performance Goal B]Award Modifier:

500 Performance Units x 100% Award Modifier x $100 = $50,000 in value

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Total Value of Vested Performance Units = $125,000

Example Payment of Performance Unit Value

The executive will receive $62,500 in cash. The executive will also receive 2,500 shares of Common Stock ($62,500 in value divided by $25 average Fair Market Value of Common Stock).

5.	SEPARATION FROM SERVICE/CHANGE IN CONTROL OF THE COMPANY. Notwithstanding anything to the contrary in this Agreement, the following provisions will apply in the event of your Separation from Service (within the meaning of Section 409A (your “Separation from Service”)) from the Company Group, or a Change in Control of the Company occurs, before the Ending Date. For purposes of this Agreement, a “Change in Control” of the Company shall have the meaning ascribed to such term in the Plan.

5.1 Separation from Service Generally. Except as otherwise expressly provided to the contrary in this Section 5, in the event of your Separation from Service before the Ending Date, all of your rights in this Agreement, including all rights to the Performance Units granted to you, will lapse and be completely forfeited without consideration on the date of your Separation from Service.

5.2 Change in Control of the Company. If a Change in Control of the Company occurs on or before the Ending Date, you do not incur a Separation from Service prior to that time, and the successor company in the Change in Control does not otherwise assume or substitute for the award granted hereby, then ten (10) business days after the closing date of the Change in Control of the Company, the Company or its successor will pay to you an amount in cash equal to the product of the Company’s closing stock price on the date of the Change in Control multiplied by the number of Performance Units that were awarded to you under this Agreement for the year in which the Change in Control of the Company occurs (the “Award Target Value”) and (b) a fraction, the numerator of which is the number of years through the closing date of the Change in Control of the Company in the Performance Period (rounded up to the nearest full year) and the denominator of which is the number of years in the current Performance Period. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or this Agreement and the Company Group will have no further obligations to you pursuant to the Performance Units or this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the Plan, if following the commencement of any discussion with a third person that ultimately results in a Change in Control of the Company, (i) your employment with the Company is terminated, (ii) you are removed from any material duties or position with the Company, (iii) your base salary is reduced, or (iv) your target annual bonus is reduced to an amount less than the target bonus paid to you during the previous fiscal year, then for all purposes of this Agreement, such Change in Control of the Company shall be deemed to have occurred on the date immediately prior to the date of such termination, removal, or reduction.

5.3 Disability. In the event of your Separation from Service due to your Disability before the Ending Date, (a) the Company will issue to you shares of Common Stock in an amount equal to the product of (1) and (2) where (1) is the number of Shares you would have received under this Agreement if you had not incurred a Separation from Service before the Ending Date and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period; and (b) the Employer will pay to you a Cash Payment equal to the product of (1) and (2) where (1) is the amount in cash you would have received under this Agreement if you had not incurred a Separation from Service before the Ending Date and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 5.3 will be paid by the Employer to you on the Payment Date. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or this Agreement and the Company Group will have no further obligations to you pursuant to the Performance Units or this Agreement.

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5.4 Death. In the event of your Separation from Service due to your death before the Ending Date, (a) the Company will issue to your estate shares of Common Stock in an amount equal to the product of (1) and (2) where (1) is the number of Shares you would have received under this Agreement if you had not died before the Ending Date and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your death and the denominator of which is the number of days in the Performance Period and (b) the Employer will pay to your estate a Cash Payment equal to the product of (1) and (2) where (1) is the amount in cash you would have received under this Agreement if you had not died before the Ending Date and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your death and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 5.4 will be paid by the Employer to your estate on the Payment Date. Such payment will be made in exchange for the Performance Units and thereafter your estate and heirs, executors, and administrators shall have no further rights with respect to such Performance Units or this Agreement and the Company Group will have no further obligations pursuant to the Performance Units or this Agreement.

5.5 Retirement. In the event of your Separation from Service due to your Retirement before the Ending Date, (a) the Company will issue to you shares of Common Stock in an amount equal to the product of (1) and (2) where (1) is the number of Shares you would have received under this Agreement if you had not if you had not incurred a Separation from Service before the Ending Date and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period and (b) the Employer will pay to you a Cash Payment equal to the product of (1) and (2) where (1) is the amount in cash you would have received under this Agreement if you had not incurred a Separation from Service before the Ending Date and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of your Separation from Service and the denominator of which is the number of days in the Performance Period. Any amount payable pursuant to this Section 5.5 will be paid by the Employer to you on the Payment Date. Such payment will be made to you in exchange for the Performance Units and thereafter you shall have no further rights with respect to such Performance Units or this Agreement and the Company Group will have no further obligations to you pursuant to the Performance Units or this Agreement. For purposes of this Section 5.5 “Retirement” means your voluntary Separation from Service on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

6.	TAX WITHHOLDING. To the extent that the issuance of Shares or any payment pursuant to this Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Company or the Employer has a withholding obligation, you shall deliver to the Company or the Employer, as applicable, at the time of such receipt, issuance, or payment, as the case may be, such amount of money as the Company or the Employer may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company or the Employer, as applicable, is authorized to withhold from any payment or issuance of shares under this Agreement, or from any cash or stock remuneration or other payment then or thereafter payable to you by the Company or the Employer, any tax required to be withheld by reason of such taxable income, wages or compensation including (without limitation) shares of Common Stock sufficient to satisfy the withholding obligation based on the last per share sales price of the Common Stock for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

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7.	NONTRANSFERABILITY. The Performance Units and your rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company Group shall not be bound thereby.

8.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Performance Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.	PERFORMANCE UNITS DO NOT AWARD CERTAIN RIGHTS OF A SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Performance Units that are awarded hereby. Only after Shares are issued in exchange for your rights under this Agreement will you have all of the rights of a shareholder with respect to such Shares.

10.	RIGHTS TO RECEIVE DIVIDEND PAYMENTS. Cash dividends, stock, and any other property (other than cash) distributed as a dividend or otherwise with respect to any Performance Unit shall be accumulated, and shall be subject to restrictions and risk of forfeiture to the same extent as otherwise set forth in this Agreement. The combined value of any such distributions shall be paid to you at the time such restrictions and risk of forfeiture lapse.

11.	EMPLOYMENT RELATIONSHIP. For purposes of the Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan, and the Committee’s determination shall be final and binding on all persons.

12.	NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

13.	SECURITIES ACT LEGEND. If you are or become an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.

14.	LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

15.	REGISTRATION. The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

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16.	SALE OF SECURITIES. The Shares that may be issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

17.	REIMBURSEMENT OF EXECUTIVE COMPENSATION IN RESTATEMENT SITUATIONS: To the extent permitted by law, and as determined by the Board in its judgment, the Company may require reimbursement of a portion of any payment to you under this Agreement when (a) the award payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material restatement; and (b) a lower payment would have been made to you based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which your cash payment for the relevant period exceeded the lower payment that would have been made based on the restated financial results. If there are multiple performance metrics and one is more readily calculable to determine whether a lower payment should have been made, then the same ratio or percentage applicable for the readily calculable metric shall be applied to the other metric(s) so that the entire award payment is recovered on a pro-rata basis to the event. No reimbursement shall be required if such material restatement was caused by or resulted from any change in accounting policy or rules.

18.	EMPLOYER LIABLE FOR PAYMENT. Except as the Committee may determine otherwise in connection with a Change in Control, the Employer is liable for the payment of any amounts that become due under this Agreement.

19.	SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement and all payments made hereunder, are intended to meet the short-term deferral exception described under section 1.409A-1(b)(4) of the applicable Treasury regulations, or otherwise comply with, Section 409A, and this Agreement shall be interpreted so as to effect that intent. By accepting this Award, you acknowledge and agree that (a) you are not relying upon any written or oral statement or oral statement or representation of the Company, its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with execution of this Agreement and the Shares issued or Cash Payment made pursuant to the Plan, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. By accepting this Award, you thereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Award and this Agreement.

20.	DELAYED PAYMENT IN CERTAIN CIRCUMSTANCES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IF YOU ARE A SPECIFIED EMPLOYEE (WITHIN THE MEANING OF SECTION 409A) AND THE COMPANY DETERMINES THAT A PAYMENT HEREUNDER IS NOT PERMITTED TO BE PAID ON THE DATE SPECIFIED WITHOUT THE IMPOSITION OF ADDITIONAL TAXES, INTEREST OR PENALTIES UNDER SECTION 409A, THEN NO PAYMENTS SHALL BE MADE TO YOU PURSUANT TO THIS AWARD DUE TO A SEPARATION FROM SERVICE FOR ANY REASON BEFORE THE EARLIER OF THE DATE THAT IS SIX MONTHS AND A DAY AFTER THE DATE ON WHICH YOU INCUR SUCH SEPARATION FROM SERVICE OR FIVE BUSINESS DAYS FOLLOWING THE DATE OF YOUR DEATH.

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21.	PAYMENT TO RABBI TRUST IN CONNECTION WITH DELAYED PAYMENT. If the Company determines in its sole discretion that you are a Specified Employee as of any Payment Date and that Section 409A applies as set forth in Section 20 of this Agreement, then any such portion payable during the Six-Month Delay Period shall be transferred to a rabbi trust (which shall be a rabbi trust previously created by the Company that contains other amounts of deferred compensation payable by the Company or a rabbi trust created by the Company or its successor) as soon as administratively feasible following the occurrence of the event giving rise to your right to such payment, except to the extent such transfer would subject you to penalties under the funding restriction provisions of Section 409A, as amended by the Pension Protection Act of 2006, and such amounts (together with earnings thereon determined in accordance with the terms of the trust agreement) shall be transferred from the trust to you upon the earlier of (i) the expiration of the Six-Month Delay Period, or (ii) any other earlier date permitted under Section 409A.

22.	TAX-BASED PROGRAM CRITERIA. The Plan is designed to conform to the requirements of Section 162(m) of the Internal Revenue Code, which limits the amount the Company can deduct for non-performance-based compensation. Performance-based compensation meeting the requirements of the Internal Revenue Code is not subject to this limit. The Award granted hereby is intended to meet these requirements so that the Company can deduct this element of compensation.

23.	FRACTIONAL SHARES PAID IN CASH. In the event any share of Common Stock due hereunder is a fractional share, the Company shall pay the value of such fractional share in cash.

24.	MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on all successors and assigns of the Company.

In accepting the award of Performance Units set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.

QUANEX BUILDING
PRODUCTS CORPORATION

[Name and Title of Executing Officer]

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